Exhibit 99.1
McKESSON REPORTS FISCAL 2011 FOURTH-QUARTER
AND FULL-YEAR RESULTS
•	Revenues of $28.9 billion for the fourth quarter and $112.1 billion for the full year.

•	Fourth-quarter GAAP earnings of $1.62 per diluted share and full-year GAAP earnings of $4.57 per diluted share.

•	Fourth-quarter earnings from continuing operations of $1.62 per diluted share, and full-year earnings from continuing operations, excluding AWP litigation charges, of $4.86 per diluted share.

•	Results included US Oncology acquisition-related expenses of four cents per diluted share in the fourth quarter and 14 cents per diluted share for the full year.

•	Fiscal 2011 cash flow from operations of $2.3 billion.

•	Board of Directors authorized an additional $1 billion share repurchase program and approved a policy increasing the quarterly dividend from 18 cents to 20 cents per share.

•	Fiscal 2012 Outlook: Earnings per diluted share of $5.55 to $5.75, excluding estimated US Oncology acquisition-related expenses of six cents per diluted share.
SAN FRANCISCO, May 3, 2011 — McKesson Corporation (NYSE: MCK) today reported that revenues for the fourth quarter ended March 31, 2011 were $28.9 billion, up 8% compared to $26.6 billion a year ago. Fourth-quarter earnings were $1.62 per diluted share, up 29% compared to $1.26 per diluted share a year ago. Fourth-quarter earnings included four cents per diluted share of US Oncology acquisition-related expenses.
     For the fiscal year, McKesson had revenues of $112.1 billion and earnings per diluted share of $4.57. Full-year earnings per diluted share was impacted by pre-tax Average Wholesale Price (“AWP”) litigation charges in the second and third quarters totaling $213 million ($149 million after-tax or 57 cents per diluted share). Excluding the AWP litigation charges, earnings per diluted share from continuing operations was $4.86, which included 14 cents per diluted share of US Oncology acquisition-related expenses.

     “Our fourth-quarter results wrapped up another solid full-year financial performance, driven by strong execution in Distribution Solutions. I’m pleased that we exceeded our initial expectations for both earnings and cash flow,” said John H. Hammergren, chairman and chief executive officer.
     For the year, McKesson generated cash from operations of $2.3 billion, and ended the year with cash and cash equivalents of $3.6 billion and a gross debt-to-capital ratio of 35.7%. During the year, McKesson completed the $2.16 billion acquisition of US Oncology, repurchased $2.1 billion of common stock, including $500 million in the fourth quarter, paid $171 million in dividends, and had internal investments of $388 million.
     At its most recent meeting, the Board of Directors authorized the repurchase of up to an additional $1 billion of common stock, bringing the total authorization to approximately $1.5 billion, and approved a policy increasing the quarterly dividend from 18 cents to 20 cents per share.
     “Our strong balance sheet and cash flow provide us with opportunities to deploy capital to optimize the performance of our existing portfolio and lay the foundation for future growth,” Hammergren commented. “For example, our acquisition of US Oncology solidifies our strong position within oncology and is an example of our strategy to expand our product and service offering in high-growth areas of healthcare. We plan to continue our portfolio approach to capital deployment with a mix of acquisitions, share repurchases, dividends, and internal investments.”
Segment Results
     Distribution Solutions revenues were up 8% for the fourth quarter and 3% for the year. U.S. pharmaceutical distribution revenues were up 9% for the quarter, primarily reflecting market growth and the US Oncology acquisition. For the full year, U.S. pharmaceutical distribution revenues increased 3%, primarily reflecting market growth and new and expanded distribution agreements. For the year, we continued to see a shift of revenues to direct store delivery from sales to customers’ warehouses.

     Canadian revenues, on a constant currency basis, were down 3% for the quarter primarily due to the impact of government imposed price restrictions on generic drugs. Including the favorable currency impact of 5%, Canadian revenues increased 2% for the quarter. For the full year, Canadian revenues grew 1% on a constant currency basis. Including the favorable currency impact of 7%, Canadian revenues grew 8% for the full year.
     Medical-Surgical distribution and services revenues were up 5% in the fourth quarter and 2% for the full year.
     In the fourth quarter, Distribution Solutions gross profit of $1.3 billion was up 10% compared to the fourth quarter a year ago. Full-year gross profit of $4.6 billion was up 8% from a year ago. Gross profit continues to benefit from sales of higher-margin products and services, including sales of OneStop Generics, which increased 25% in the fourth quarter.
     In the fourth quarter, Distribution Solutions operating profit was $612 million and the operating margin was 2.19%. For the full year, operating profit was $1.9 billion and the operating margin was 1.74%. Excluding the AWP litigation charges, full-year operating profit was $2.1 billion and the operating margin was 1.94%.
     “Distribution Solutions delivered excellent results that drove our overall corporate performance. We had a particularly strong contribution from our U.S. pharmaceutical distribution business, with steady levels of compensation from the broad array of services we offer to branded pharmaceutical manufacturers, and profit growth in generics due to the strength of our customer offering. The tremendous scale and efficiency of our distribution businesses, combined with our comprehensive value proposition, differentiates our offering and helps us establish and maintain long-standing customer relationships,” said Hammergren.
     In Technology Solutions, revenues were up 7% for the quarter and 2% for the full year. Operating profit was $117 million for the fourth quarter and the operating margin was 13.36%. For the full year, operating profit was $301 million and the operating margin was 9.42%. Excluding the asset impairment charge in the second quarter, full-year operating profit was $373 million and the operating margin was 11.67%. Operating margins for the fourth quarter and the full year were impacted by continued investment in the Horizon product line.
     “In our hospital business, we are deploying the solutions our customers need and helping them achieve broad adoption. We are pleased that our clinical systems were certified as planned, and that the most recent release of Horizon Clinicals® is generally available. Across the rest of our technology business, we have a broad solution set for our payer, pharmacy and physician customers, and we continue to benefit from the stable and recurring nature of these revenue streams,” Hammergren said.
Fiscal Year 2012 Outlook
     “Looking ahead, we expect the trends that have contributed to our success will continue in Fiscal 2012. Therefore, McKesson expects to earn between $5.55 and $5.75 per diluted share for the fiscal year ending March 31, 2012, excluding estimated US Oncology acquisition-related expenses of six cents per diluted share,” Hammergren said.
Key Assumptions for Fiscal Year 2012 Outlook
     The Fiscal 2012 outlook is based on the following key assumptions and is also subject to the Risk Factors outlined below.
•	Distribution Solutions revenue growth should be modestly better than market rates, adjusted for our mix of business, due to the impact of the US Oncology acquisition.

•	Branded and generic price trends in Fiscal 2012 are expected to be similar to those we experienced in Fiscal 2011.

•	We expect strong growth in the contribution to profit from generic pharmaceuticals.

•	Technology Solutions revenue growth should increase modestly from the level of growth experienced in Fiscal 2011.

•	The guidance range assumes a full-year tax rate of 33%, which may vary from quarter to quarter.

•	Capital expenditures and capitalized software should be between $450 million and $500 million.

•	Cash flow from operations is expected to be approximately $2.0 billion.

•	Weighted average diluted shares used in the calculation of earnings are expected to be approximately 253 million for the year.

•	We expect amortization of acquisition-related intangible assets of approximately 44 cents per diluted share in Fiscal 2012.

•	We estimate that US Oncology acquisition-related expenses will be six cents per diluted share in Fiscal 2012.

•	The Fiscal 2012 guidance range does not include any potential litigation reserve adjustments, or the impact of any potential acquisitions, divestitures, impairments, or material restructuring or integration-related actions.
     Beginning with the first-quarter results in Fiscal 2012, in addition to U.S. generally accepted accounting principles (“GAAP”) earnings, the Company plans to separately report Adjusted Earnings, which is a non-GAAP measure defined as GAAP earnings from continuing operations excluding acquisition-related expenses, amortization of acquisition-related intangible assets, and AWP litigation reserve adjustments. We believe this presentation will provide useful information to investors in understanding our core operating performance. On this adjusted basis, McKesson expects Adjusted Earnings between $5.99 and $6.19 per diluted share for the fiscal year ending March 31, 2012.

Risk Factors
     Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; changes in the Canadian healthcare industry and regulatory environment; competition; substantial defaults in payment or a material reduction in purchases by, or the loss of, a large customer or group purchasing organization; the loss of government contracts as a result of compliance or funding challenges; public health issues in the U.S. or abroad; implementation delay, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; system errors or failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to the company, its customers or suppliers; and changes in accounting principles generally accepted in the United States of America. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.
     A web cast of the company’s regular conference call to review financial results with the financial community is available through McKesson’s website, www.mckesson.com\earningscall, live at 5 PM ET today and on replay afterwards. Shareholders are encouraged to review SEC filings and more information about McKesson, which are located on the company’s website.

About McKesson
     McKesson Corporation, currently ranked 14th on the FORTUNE 500, is a healthcare services and information technology company dedicated to making the business of healthcare run better. We partner with payers, hospitals, physician offices, pharmacies, pharmaceutical companies and others across the spectrum of care to build healthier organizations that deliver better care to patients in every setting. McKesson helps its customers improve their financial, operational, and clinical performance with solutions that include pharmaceutical and medical-surgical supply management, healthcare information technology, and business and clinical services. For more information, visit http://www.mckesson.com.
###
Contact:
Ana Schrank, 415-983-7153 (Investors and Financial Media)
Ana.Schrank@McKesson.com
Kris Fortner, 415-983-8352 (General and Business Media)
Kris.Fortner@McKesson.com

Schedule I
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in millions, except per share amounts)

	Quarter Ended March 31,			Year Ended March 31,
	2011	2010	Chg.	2011	2010	Chg.
Revenues	$28,853	$26,643	8%	$112,084	$108,702	3%

Cost of sales (1)	27,102	25,060	8	106,114	103,026	3

Gross profit	1,751	1,583	11	5,970	5,676	5

Operating expenses	1,128	1,010	12	3,936	3,688	7
Litigation charge (credit) (2)	—	—	—	213	(20)	—

Total operating expenses	1,128	1,010	12	4,149	3,668	13

Operating income	623	573	9	1,821	2,008	(9)

Other income, net	17	4	325	36	43	(16)
Interest expense	(82)	(45)	82	(222)	(187)	19

Income from continuing operations before income taxes	558	532	5	1,635	1,864	(12)

Income tax expense	(136)	(184)	(26)	(505)	(601)	(16)

Income from continuing operations	422	348	21	1,130	1,263	(11)

Discontinued operation — gain on sale, net of tax (3)	—	—	—	72	—	—

Net income	$422	$348	21	$1,202	$1,263	(5)

Earnings per common share (4)
Diluted (5)
Continuing operations	$1.62	$1.26	29%	$4.29	$4.62	(7)%
Discontinued operation — gain on sale	—	—	—	0.28	—	—

Total	$1.62	$1.26	29	$4.57	$4.62	(1)

Basic
Continuing operations	$1.65	$1.29	28%	$4.37	$4.70	(7)%
Discontinued operation — gain on sale	—	—	—	0.28	—	—

Total	$1.65	$1.29	28	$4.65	$4.70	(1)

Shares on which earnings per common share were based
Diluted	260	275	(5)%	263	273	(4)%
Basic	255	270	(6)	258	269	(4)

(1)	Cost of sales for the year ended March 31, 2011 includes an asset impairment charge of $72 million in our Technology Solutions segment for capitalized software held for sale and a credit of $51 million in our Distribution Solutions segment representing our share of a settlement of an antitrust class action lawsuit brought against a drug manufacturer.

(2)	Operating expenses for the year ended March 31, 2011 include an Average Wholesale Price (“AWP”) litigation charge of $213 million. Operating expenses for the year ended March 31, 2010 include a credit of $20 million relating to our securities litigation.

(3)	In the second quarter of 2011, we sold a Technology Solutions business for $109 million of net sales proceeds. The after-tax gain on sale of $72 million was recorded as a discontinued operation. Financial operating results for this business were immaterial.

(4)	Certain computations may reflect rounding adjustments.

(5)	Diluted earnings per share, excluding the impact of the AWP litigation charge and securities litigation credit is as follows: (a)

	Year Ended March 31,
	2011	2010	Chg.
Income from continuing operations — as reported	$1,130	$1,263	(11)%

Exclude: Litigation charge (credit)	213	(20)	—
Income tax (benefit) expense on litigation charge (credit)	(64)	8	—

	149	(12)	—

Income from continuing operations, excluding the litigation charge (credit)	$1,279	$1,251	2

Diluted earnings per common share from continuing operations, excluding the litigation charge (credit) (4)	$4.86	$4.58	6%

Shares on which diluted earnings per common share from continuing operations were based	263	273	(4)

(a)	These pro forma amounts are non-GAAP financial measures. The Company uses these measures internally and considers these results to be useful to investors as they provide relevant benchmarks of core operating performance.

Schedule II
McKESSON CORPORATION
CONDENSED CONSOLIDATED INCOME INFORMATION BY BUSINESS SEGMENT
(unaudited)
(in millions)

	Quarter Ended March 31,				Year Ended March 31,
	2011	2010	Chg.		2011	2010	Chg.
REVENUES
Distribution Solutions
Direct distribution & services	$20,460	$18,330	12%		$77,554	$72,210	7%
Sales to customers’ warehouses	4,498	4,553	(1)		18,631	21,435	(13)

Total U.S. pharmaceutical distribution & services	24,958	22,883	9		96,185	93,645	3
Canada pharmaceutical distribution & services	2,299	2,256	2		9,784	9,072	8
Medical-Surgical distribution & services	720	684	5		2,920	2,861	2

Total Distribution Solutions	27,977	25,823	8		108,889	105,578	3

Technology Solutions
Services	656	627	5		2,483	2,439	2
Software & software systems	181	161	12		590	571	3
Hardware	39	32	22		122	114	7

Total Technology Solutions	876	820	7		3,195	3,124	2

Revenues	$28,853	$26,643	8		$112,084	$108,702	3

GROSS PROFIT
Distribution Solutions	$1,326	$1,201	10		$4,565	$4,219	8
Technology Solutions	425	382	11		1,477	1,457	1
Asset impairment charge — capitalized software held for sale	—	—	—		(72)	—	—

Subtotal	425	382	11		1,405	1,457	(4)

Gross profit	$1,751	$1,583	11		$5,970	$5,676	5

OPERATING EXPENSES
Distribution Solutions	$710	$615	15		$2,460	$2,260	9
AWP litigation charge	—	—	—		213	—	—

Subtotal	710	615	15		2,673	2,260	18
Technology Solutions	310	299	4		1,108	1,077	3
Corporate	108	96	13		368	351	5
Securities litigation credit	—	—	—		—	(20)	—

Operating expenses	$1,128	$1,010	12		$4,149	$3,668	13

OTHER INCOME, NET
Distribution Solutions	$(4)	$(1)	300		$5	$29	(83)
Technology Solutions	2	2	—		4	5	(20)
Corporate	19	3	533		27	9	200

Other income, net	$17	$4	325		$36	$43	(16)

OPERATING PROFIT
Distribution Solutions	$612	$585	5		$2,110	$1,988	6
AWP litigation charge	—	—	—		(213)	—	—

Subtotal	612	585	5		1,897	1,988	(5)

Technology Solutions	117	85	38		373	385	(3)
Asset impairment charge — capitalized software held for sale	—	—	—		(72)	—	—

Subtotal	117	85	38		301	385	(22)

Operating profit	729	670	9		2,198	2,373	(7)
Corporate	(89)	(93)	(4)		(341)	(342)	—
Securities litigation credit	—	—	—		—	20	—

Income from continuing operations before interest expense and income taxes	$640	$577	11		$1,857	$2,051	(9)

STATISTICS
Operating profit as a % of revenues
Distribution Solutions	2.19%	2.27%	(8)	bp	1.74%	1.88%	(14)	bp
Distribution Solutions, excluding AWP litigation charge	2.19	2.27	(8)		1.94	1.88	6
Technology Solutions	13.36	10.37	299		9.42	12.32	(290)
Technology Solutions, excluding asset impairment charge — capitalized software held for sale	13.36	10.37	299		11.67	12.32	(65)

Schedule III
McKESSON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions)

	March 31,	March 31,
	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$3,612	$3,731
Receivables, net	9,187	8,075
Inventories, net	9,225	9,441
Prepaid expenses and other	333	257

Total	22,357	21,504
Property, Plant and Equipment, Net	991	851
Capitalized Software Held for Sale, Net	152	234
Goodwill	4,364	3,568
Intangible Assets, Net	1,456	551
Other Assets	1,566	1,481

Total Assets	$30,886	$28,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Drafts and accounts payable	$14,090	$13,255
Deferred revenue	1,321	1,218
Deferred tax liabilities	1,037	977
Current portion of long-term debt	417	3
Other accrued liabilities	1,861	1,559

Total	18,726	17,012
Long-Term Debt	3,587	2,293
Other Noncurrent Liabilities	1,353	1,352
Stockholders’ Equity	7,220	7,532

Total Liabilities and Stockholders’ Equity	$30,886	$28,189

Schedule IV
McKESSON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Year Ended March 31,
	2011	2010
OPERATING ACTIVITIES
Net income	$1,202	$1,263
Discontinued operation — gain on sale, net of tax	(72)	—
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	496	474
Asset impairment charge — capitalized software held for sale	72	—
Other deferred taxes	184	161
Share-based compensation expense	137	114
Other non-cash items	30	(3)
Changes in operating assets and liabilities:
Receivables	(673)	(133)
Inventories	367	(782)
Drafts and accounts payable	533	1,340
Deferred revenue	42	27
Taxes	33	88
Litigation charge (credit)	213	(20)
Litigation settlement payments	(26)	(350)
Deferred tax benefit (expense) on litigation	(56)	116
Other	(144)	21

Net cash provided by operating activities	2,338	2,316

INVESTING ACTIVITIES
Property acquisitions	(233)	(199)
Capitalized software expenditures	(155)	(179)
Proceeds from sale of business	109	1
Acquisitions of businesses, less cash and cash equivalents acquired	(292)	(18)
Restricted cash for litigation charge	—	55
Other	(53)	31

Net cash used in investing activities	(624)	(309)

FINANCING ACTIVITIES
Proceeds from short-term borrowings	1,000	5
Repayments of short-term borrowings	(1,000)	(6)
Proceeds from issuances of long-term debt	1,689	—
Repayments of long-term debt	(1,730)	(218)
Common stock transactions:
Issuances	367	212
Share repurchases, including shares surrendered for tax withholding	(2,050)	(323)
Dividends paid	(171)	(131)
Other	54	40

Net cash used in financing activities	(1,841)	(421)
Effect of exchange rate changes on cash and cash equivalents	8	36

Net increase (decrease) in cash and cash equivalents	(119)	1,622
Cash and cash equivalents at beginning of period	3,731	2,109

Cash and cash equivalents at end of period	$3,612	$3,731